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Exhibit No. 99.1
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[INSIGNIA FINANCIAL GROUP LOGO OMITTED]

PRESS RELEASE
                                    CONTACT:       Steven Iaco
                                                   Insignia Financial Group
                                                   (212) 984-6535


              INSIGNIA FINANCIAL GROUP SELLS RESIDENTIAL BUSINESSES
                         TO MONTAUK BATTERY REALTY, LLC

         DOUGLAS ELLIMAN COMPANY TO JOIN PRUDENTIAL REAL ESTATE NETWORK


NEW YORK, MARCH 17, 2003 - INSIGNIA FINANCIAL GROUP, INC. (NYSE: IFS) today announced that it has sold its residential real estate services subsidiaries, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC, whose principal owners are New Valley Corp. (NASDAQ: NVAL) and Dorothy Herman, chief executive officer of Prudential Long Island Realty.

The purchase price will be approximately $71.75 million, including $1 million that will be paid a year from closing as well as the assumption of a $4 million existing earn-out obligation.

As part of the transaction, the Douglas Elliman company has entered into a new franchise agreement with The Prudential Real Estate Affiliates, Inc.

As a result of this transaction, Montauk Battery, which also owns Prudential Long Island Realty, will have over 2,000 sales professionals and will enjoy the pre-eminent market position from New York City to the Hamptons, and markets in between. Montauk will also become the largest manager of co-op and condo apartments in the New York metropolitan area.

On February 18, 2003, Insignia announced that it had entered into a definitive agreement to be acquired by CB Richard Ellis for $11 in cash per share of common stock, subject to adjustment (as described below). Subject to several conditions, the CB Richard Ellis transaction is expected to close in June, at which time CB Richard Ellis would acquire Insignia, including the cash generated from the sale of the residential businesses.

Insignia's press release indicated that in connection with the CB Richard Ellis transaction, Insignia's shareholders may receive as much as an additional $1 per share of common stock of consideration, depending on Insignia's disposition of certain real estate investment assets at or prior to the closing of the transaction. These assets are economic interests in income-producing properties, development properties and real estate securities funds. If Insignia receives net cash proceeds in excess of a specified amount (generally $45 million, subject to increase) from the sales of these real estate investment assets prior to the closing of the merger, Insignia shareholders would receive the excess as additional consideration up to $1 per share of common stock. Insignia Douglas Elliman and Insignia Residential Group are not included in the specified real estate investment assets, and their sale will not affect the consideration to be paid to Insignia shareholders by CB Richard Ellis in the merger.

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Insignia Douglas Elliman has more than 950 employees, including 830 brokers, in nine offices in New York City and three offices on Long Island. In 2002, Insignia Douglas Elliman completed one of the most successful years in its 92-year history. Robust demand for New York co-ops and condos fueled gross transaction volume of $2.8 billion for the year. Insignia Residential Group, with more than 350 employees, manages more than 60,000 units in over 250 properties, easily the New York area leader. The portfolio includes cooperative, condominium and rental properties in New York City, Nassau County, Northern New Jersey and Westchester. Best known as the manager of choice for many of Manhattan's most exclusive properties, clients also include MetLife's Peter Cooper Village/Stuyvesant Town, the Bank of New York and Self-Help's Senior Citizen Housing.
                                    -- end -

Prudential Real Estate and Relocation Services is Prudential Financial's (NYSE:
PRU) integrated real estate brokerage franchise and relocation services business. The real estate group markets franchises primarily to existing real estate companies. As of December 31, 2002, there were 1,637 franchise offices and 44,222 sales professionals in the franchise network in the U.S. and Canada. All franchisees are independently owned and operated.

Insignia Financial Group, Inc. (NYSE:IFS), based in New York, is among the world's foremost real estate services and investment banking firms with leadership positions in the commercial and residential sectors. Its major operating units are: Insignia/ESG, one of the largest providers of commercial real estate services in the United States; Insignia Richard Ellis, one of the premier real estate services firms in the United Kingdom; Insignia Bourdais, one of France's premier commercial real estate services companies; Insignia Douglas Elliman, one of the largest providers of residential sales and rental brokerage in the New York City market; and Insignia Residential Group, the largest manager of cooperative and condominium housing in the New York metropolitan area. Insignia also deploys its own capital, together with the capital of third-party investors, in principal investment activities, including co-investment in existing assets and real estate development, and provides investment management services to investment funds sponsored by the company. Additional information about the company is available on the corporate website at http://www.insigniafinancial.com.

In connection with the merger, Insignia will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF INSIGNIA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Corporate Communications, Insignia Financial Group, Inc., 200 Park Avenue, New York, New York 10166 (Telephone: (212) 984-6515). In addition, documents filed with the SEC by Insignia will be available free of charge at the SEC's web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Insignia in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Insignia with the SEC.


Certain items discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, involve known and unknown risks, uncertainties and other factors (including those set forth under the caption "Risk Factors" in Item I of the Company's Annual Report on Form 10-K for the year ended December 31, 2001) which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements which make reference to the expectations or beliefs of the Company or any of its management are such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any such statement is based.